EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 15, 2013 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.154675 per unit, payable on March 14, 2013, to unitholders of record on February 28, 2013. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	14,000	147,000	$77.45	$6.89
Prior Month	18,000	151,000	$78.01	$4.53

Excess Costs

XTO Energy has advised the trustee that decreased costs led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However, there were not enough proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis

Vice President

U.S. Trust, Bank of America

Private Wealth Management, Trustee

Toll Free – 877-228-5084